Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of the Hawaiian Tax-Free Trust (the "Trust") was held on September 30, 2010. The holders of shares representing 79% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes are presented below).

1. To elect Trustees.

Dollar Amount of Votes:

	Trustee		For				Withheld

Diana P. Herrmann		$631,862,353		$  6,712,927
Stanley W. Hong		$629,251,638		$  9,323,631
Richard L. Humphreys		$630,992,320		$  7,582,960
Bert A. Kobayashi, Jr.		$630,743,547		$  7,831,733
Theodore T. Mason		$631,440,944		$  7,134,337
Glenn O'Flaherty		$631,182,429		$  7,392,851
Russell K. Okata		$619,628,164		$18,947,116


2. To ratify the selection of Tait, Weller & Baker LLP as the
Trust's independent registered public  accounting firm.

Dollar Amount of  Votes:

		For		Against		Abstain

		$624,933,953		$1,708,831		$11,932,484